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                                                                   EXHIBIT 3.3.1


                                AMENDMENT NO. 1
                                      TO
                                 AUDIBLE INC.
                                    BY-LAWS


     WHEREAS, pursuant to ARTICLE VIII of the By-Laws of Audible Inc., a Delaware corporation (the "Company"), the Company's By-Laws may be amended from time to time by the Board of Directors at any regular or special meeting (or by written action in lieu thereof); and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend its By-Laws to allow the Board of Directors to increase the number of directors constituting the Board of Directors;

     WHEREAS, by written consent in lieu of a special meeting of the Board of Directors, the following amendment to the By-Laws was adopted.

NOW THEREFORE, the By-Laws of the Company are hereby amended as follows:

     Section 3.1 shall be deleted in its entirety and the following Section 3.1
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shall be inserted in lieu thereof:

     "Section 3.1  The number of directors which shall constitute the whole
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     board shall be 7 and, subject to the terms and conditions of the
     Certificate of Incorporation, may be expanded from time to time as the Board of Directors shall determine. Except as hereinafter provided in
     Section 3.2 of this Article, the directors, other than those constituting the first board of directors, shall be elected by the stockholders, and each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Directors need not be stockholders."


This Amendment No. 1 to By-Laws was adopted and approved by way of Unanimous Written Consent of the Board of Directors in Lieu of Special Meeting dated March 17, 1998.

BOARD OF DIRECTORS:
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/s/ Donald R. Katz                      /s/ Tim Mott
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Donald R. Katz                          Tim Mott

/s/ Thomas P. Hirschfeld                /s/ Brad Burnham
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Tom Hirschfeld                          Brad Burnham
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/s/ Bingham Gordon                      /s/ Winthrop Knowlton
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Bingham Gordon                          Winthrop Knowlton

/s/ Andrew J. Huffman
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Andrew Huffman